Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-148305 on Form S-4 of our reports dated March 12, 2007, relating to the consolidated financial statements and financial statement schedule of Regeneration Technologies, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to the adoption by the Company of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment, on January 1, 2006), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Regeneration Technologies, Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Certified Public Accountants

Tampa, Florida

January 22, 2008